                                                                   EXHIBIT 10(q)

                                 LOAN AGREEMENT

                                 BY AND BETWEEN

                       TEXAS OIL & CHEMICAL CO. II, INC.,
                              A TEXAS CORPORATION

                                      AND

                         SOUTH HAMPTON REFINING COMPANY,
                               A TEXAS CORPORATION

                                  AS BORROWERS

                                      AND

                            THE CATALYST FUND, LTD.,
                          A TEXAS LIMITED PARTNERSHIP,

                                       AND

                        SOUTHWEST/CATALYST CAPITAL, LTD.,
                          A TEXAS Limited Partnership,

                                   AS LENDERS

                                TABLE OF CONTENTS

SECTION 1. ADDITIONAL DEFINITIONS AND INTERPRETATION ...........................      1

 1.1     Terms Defined..........................................................      1
 1.2     Accounting Principles..................................................      8
 1.3     Directly or Indirectly.................................................      8
 1 4     Knowledge..............................................................      8
 1.5     References.............................................................      9
 1.6     Compliance with Usury Law..............................................      9

SECTION 2. REPRESENTATIONS AND WARRANTIES OF BORROWER...........................     10

 2.1     Organization...........................................................     10
 2.2     Capitalization.........................................................     10
 2.3     Authorization and Enforceability.......................................     11
 2.4     Financial Statements...................................................     11
 2.5     Business...............................................................     11
 2.6     Pending Litigation.....................................................     12
 2 7     Compliance with Law and Other Instruments..............................     12
 2.8     No Defaults.......... .................................................     12
 2.9     Governmental Consents; Offering of Note................................     12
 2.10    Taxes..................................................................     13
 2.11    Use of Proceeds........................................................     13
 2.12    Insurance Coverage.....................................................     13
 2.13    Properties.............................................................     13
 2.14    Restrictions on Borrower...............................................     14
 2.15    ERISA Matters..........................................................     14
 2.17    Brokers and Finders....................................................     14
 2.18    Disclosure.............................................................     15
 2.19    Permits, Leases and Contracts..........................................     15
 2.20    Receipt of Reasonably Equivalent Value; No Insolvency..................     15
 2.21    Affiliate Transactions.................................................     15
 2.22    Location of Collateral.................................................     15
 2.23    Small Business Concern.................................................     15
 2.24    Senior Lender Documents................................................     16
 2 25    Penreco PA.............................................................     16
 2.26    Hedgine Contracts.................................... . ...............     16

                                        i
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
 2.27    Hedging Supplies.......................................................     16
 2.28    AADC Loan Agreements and Obligations...................................     16
 2.29    Coin...................................................................     16

SECTION 3. LENDER LOAN..........................................................     16

 3.1     Lender Loan............................................................     16
 3.2     Lender's Conditions....................................................     16
 3.3     Investment.............................................................     19
 3.4     Expenses...............................................................     19

SECTION 4. PAYMENTS.............................................................     19

 4.1     Direct Payment.........................................................     19
 4.2     Mandatory Repayments...................................................     19
 4.3     Voluntary Prepayment...................................................     20
 4.4     Application of Payments................................................     20
 4.5     Interest...............................................................     20

SECTION 5. CERTAIN PROVISIONS REGARDING THE LENDER NOTE ........................     20

 5.1     Transfer of Lender Note................................................     20
 5.2     Replacement of Lender Note.............................................     21

SECTION 6. BORROWER'S BUSINESS COVENANTS........................................     21

 6.1     Payment of Lender Note, Etc............................................     21
 6.2     Use of Proceeds........................................................     21
 6.3     Business......,,,......................................................     21
 6.4     Maintenance of Existence and Status....................................     21
 6.5     Payment of Taxes and Claims............................................     21
 6.6     Sale or Transfer of Assets, Merger, etc................................     22
 6.7     Debt ..................................................................     22
 6.8     Liens and Encumbrances.................................................     22
 6.9     Borrower's Financial Covenants.........................................     23
 6.10    Distributions..........................................................     24
 6.11    Compliance with Laws...................................................     24
 6.12    ERISA Compliance.......................................................     25
 6.13    Transactions with Affiliates...........................................     25
 6.14    Board of Directors.....................................................     25

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

 6.15    Insurance..............................................................     25
 6.16    Additional Prohibitions................................................     26
 6.17    Senior Debt............................................................     27
 6.18    AADC Loan from Shareholders............................................     27
 6.19    Maintenance of Hedged Supplies.........................................     27
 6.20    Additional Real Estate.................................................     28

SECTION 7. INFORMATION AS TO BORROWER...........................................     28

 7.1     Financial and Business Information.....................................     28
 7.2     Inspection.............................................................     31
 7.3     Confidentiality........................................................     31

SECTION 8. EVENTS OF DEFAULT....................................................     32

 8.1     Nature of Events.......................................................     32
 8.2     Default Remedies.......................................................     34
 8.3     Annulment of Acceleration of Lender Note...............................     34
 8.4     Joint and Several Liability............................................     34

SECTION 9. MISCELLANEOUS........................................................     34

 9.1     Notices................................................................     34
 9.2     Survival...............................................................     35
 9.3     Successors and Assigns.................................................     35
 9.4     Amendment and Waiver...................................................     35
 9.5     Governing Law..........................................................     35
 9.6     Severability...........................................................     35
 9 7     Entire Agreement: Supersedure..........................................     36
 9.8     Multiple Counterparts..................................................     36
 9.9     Arbitration............................................................     36
 9.10    Attorney's Fees........................................................     37
 9.11    Drafting...............................................................     37
 9 12    Lender's Consent.......................................................     37
 9.13    Cooperation.................... .......................................     37
 9.14    Interpretation.........................................................     37

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                                   SCHEDULES

2.1             States in which Qualified to do Business
2.2(a)          Ownership of Stock
2.2(b)          Subsidiaries and Affiliates
2.4             Financial Statement Disclosures; Noncurrent Debt
2.5             Business and Real Estate
2.6             Pending Litigation
2.15            ERISA Matters
2.19            Permits, Leases and Contracts
2.21            Affiliate Transactions
2.22            Collateral Outside of Texas
2.26            Hedging Contracts
2.28            Summary of AADC Loan Agreements and Obligations
3.2(j)          Insurance
6.16(a)         Remuneration of Key Management
7.1(a)(iv)      Monthly Statement Template

                                    EXHIBITS

A         Example of Fixed Charge Ratio
B         Penreco Processing Agreement
C         Martin Operating Partnership, L.P. Credit and Supply Agreement
D         Amegy Bank Purchase and Sale Agreement/Security Agreement
E         Coral Energy Hedging Agreement
F.        AADC Loan Agreements and Obligations

                                 LOAN AGREEMENT

      THIS LOAN AGREEMENT (the "Agreement") is made and entered into effective as of this 30th day of June, 2005, (the "Execution Date"), by and among TEXAS OIL & CHEMICAL CO. II, INC., a Texas corporation, and SOUTH HAMPTON REFINING COMPANY, a Texas corporation (collectively called "Borrower"), and THE CATALYST FUND, LTD., a Texas limited partnership, and SOUTHWEST/CATALYST CAPITAL, LTD., a Texas limited partnership (collectively called "Lender").

                                  WITNESSETH:

      WHEREAS, Borrower desires to borrow the amount of TWO MILLION AND No/100 DOLLARS ($2,000,000.00) in up to three draws from Lender (the "Lender Loan") as described in Section 3.1 hereto primarily for the purpose of paying for part of the costs related to the buildout of the tolling facility and related infrastructure described in the Penreco PA; and

      WHEREAS, Lender is further willing to and Borrower desires that Lender provide business counsel and advice to Borrower from time to time to assist Borrower in its business strategies and growth plans as more fully described in that certain Consulting Agreement of even date herewith between Borrower and Lender; provided that under no circumstances shall Borrower be required to follow the counsel and advice of Lender nor shall Lender be deemed to have controlled the business activities of Borrower;

      NOW, THEREFORE, in consideration of the premises, the provisions hereof, and the mutual benefits to be derived therefrom, Lender and Borrower agree as follows:

SECTION 1. ADDITIONAL DEFINITIONS AND INTERPRETATION

      1.1 TERMS DEFINED. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in this Section or paragraph following such term:

            1933 ACT - the Securities Act of 1933, as amended, and any successor statute.

            AADC - Arabian American Development Company, a Delaware corporation and the parent corporation of ASRC.

            AADC LOAN AGREEMENTS AND OBLIGATIONS - those certain obligations described in Section 2.28 hereof.

            AADC PLEDGE AGREEMENT - That certain pledge agreement dated May 15, 2001, securing the AADC Loan Agreements and Obligations.

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            ACCOUNTS RECEIVABLE - all of Borrower's accounts receivable, instruments, contract rights, chattel paper, documents, general intangibles, book debts and all amounts due to Borrower from a factor, arising from Borrower's sale of goods or rendition of services in the ordinary course of Borrower's business, whether now existing or hereinafter created, and all returned, reclaimed, refused or repossessed goods, and all books and records pertaining to the foregoing and the cash and non-cash proceeds resulting therefrom and all security and guarantees therefor.

            AFFILIATE - with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided, however, that neither Lender nor any affiliate thereof shall be deemed to be an Affiliate of Borrower or its Subsidiaries. The term "control" as used in the foregoing sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

            AMEGY - Amegy Bank, N.A..

            ASRC- American Shield Refining Company, a Delaware corporation, and the parent corporation of TOCC.

            ASSIGNMENT OF LIFE INSURANCE POLICY - The Assignment of Life Insurance Policy delivered pursuant to Section 6.15(d).

            BORROWER - TOCC and SHR.

            BUSINESS - the business of Borrower as described in Section 2.5.

            BUSINESS DAY - each Monday, Tuesday, Wednesday, Thursday, or Friday that is not a day on which banking institutions in the State of Texas are authorized or obligated by law to close.

            CARTER - Nicholas N. Carter, the President and C.E.O. of TOCC and
      SHR.

            CFL - The Catalyst Fund, Ltd.

            CHANGE IN CONTROL - when (i) any "person" (as such term is used in Section 13(d) of the Exchange Act) becomes a beneficial owner, directly or indirectly, of Securities of Borrower representing more than 50% of the combined voting power of Borrower's then outstanding Securities; (ii) individuals who were directors, managers or general partners of Borrower immediately prior to a meeting of the shareholders, members or partners of Borrower involving a contest for the election of directors, managers or general partners do not constitute a majority of the directors, managers or general partners following such election; (iii) the shareholders, members or partners of Borrower approve the dissolution or liquidation of Borrower; (iv) the shareholders, members or partners of Borrower approve an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not Subsidiaries, as a result of which less than 50% of the outstanding voting securities or partnership interests of the surviving or resulting entity are, or are to be, owned by former shareholders, members or partners of Borrower (excluding from the term "former shareholders, members or partners" a shareholder, member or partner who is, or as a result of the transaction in question becomes, an Affiliate of any party to such merger, consolidation or reorganization); or (v) the shareholders, members or partners of Borrower approve the sale of substantially all of Borrower's business and/or assets to a Person that is not a Subsidiary.

            CODE - the Internal Revenue Code of 1986, as amended, and any successor statute.

            COIN - Productus Quimicos Coin, a Mexican corporation and wholly owned subsidiary of TOCC.

            COLLATERAL - all Property of Borrower, as described in the Security Agreement securing Borrower's obligations under the Subject Documents, and the key man life insurance policy referred to in Section 6.15.

            COMMON STOCK - all issued and outstanding shares of common stock of the Borrower and all such common stock issued hereafter prior to the payment in full of the Lender Note by Borrower.

            CONSULTING AGREEMENT - the agreement of even date herewith between Lender and Borrower wherein Lender agrees to provide business counsel and advice to Borrower in exchange for the remuneration described therein.

            CURRENT ASSETS - the aggregate amount of all assets which would, in accordance with GAAP, properly be defined as "current assets," including all cash, those Customers' Accounts Receivables and other receivables due within twelve (12) months from their statement date (net of any appropriate reserves for collectability), inventory, deposits, marketable securities, and prepaid expenses to be consumed within twelve (12) months from their statement date.

            CURRENT LIABILITIES - the aggregate amount of all liabilities which would, in accordance with GAAP, properly be defined, classified and recorded as "current liabilities," including all amounts due or to become due for payment on or before twelve (12) months from their statement date and excluding all amounts due or to become due for payment after twelve
      (12) months from their statement date.

            CURRENT RATIO - the ratio of Current Assets to Current Liabilities.

            CUSTOMERS - the account debtors obligated on the Accounts
      Receivable.

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            DEBT - with respect to any Person, without duplication, all obligations required by GAAP to be classified upon such Person's balance sheet as liabilities, including amounts due Lender.

            DEFAULT - an event or condition the occurrence of which, with the lapse of time or the giving of notice or both, would become an Event of Default.

            DEFAULT RATE - a rate of interest equal to 18% per annum.

            DISTRIBUTION - except as otherwise contemplated by this Agreement, any dividend or other distribution on account of shares of Common Stock, partnership interests, membership interests, or other equity interests in Borrower; any acquisition by Borrower of shares of Common Stock, membership interests, partnership interests or other equity interests in Borrower or of warrants, rights, or other options to purchase shares of Common Stock, membership interests, partnership interests or other equity interests in Borrower; or any loan or advance (excluding advances to employees for expenses to be reimbursed) to a shareholder, member, partner or other direct or indirect holder of an equity interest in Borrower.

            EBIDA - when determined, the following, calculated on a consolidated basis for Borrower in accordance with GAAP (in each case, for the most recently completed twelve (12) month period):

                  (a) net income (excluding extraordinary gains and losses), plus

                  (b) interest expense (including that portion of any lease
            payment under a lease or sublease that has been (or under GAAP should be) capitalized on a balance sheet which would be treated as interest under GAAP and all fees, charges and other costs paid in connection with the factoring of Accounts Receivable), plus

                  (c) non-cash operating charges, such as depreciation and
            amortization expense.

            ENVIRONMENTAL LAWS - all federal, regional, state, county or local laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, directives and judgments relating to pollution, damage to or protection of the environment, releases or threatened releases of hazardous substances into the environment, or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of hazardous substances, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. Hazardous substances shall mean any pollutants, toxic substances, hazardous wastes or hazardous substances defined in or regulated under any applicable Environmental Law.

            ERISA - the Employee Retirement Income Security Act of 1974, as amended from time to time.

            ERISA AFFILIATE - any Person described in section 4001 (b)(l) of ERISA with respect to Borrower or any Subsidiary, excluding, however, Lender and Persons that would not be ERISA Affiliates of Borrower or any Subsidiary but for the fact that Lender or any transferee(s) thereof are owners of equity Securities in Borrower.

            EVENT OF DEFAULT - as defined in Section 8.1.

            EXCHANGE ACT - the Securities Exchange Act of 1934, as amended and any successor statutes.

            EXECUTION DATE - the date on which this Agreement becomes executed by both Borrower and Lender.

            FIXED CHARGE RATIO - the ratio of [historical EBIDA for the previous four quarters, less capital expenditures authorized herein (excluding capital expenditures made in 2004 and 2005 for SHR's de-bottlenecking project and those also made in connection with the Penreco PA), and less operating income or losses and less losses related to the foreclosure by Mexican based lenders against the assets of Coin] to [current maturities on long-term debt, plus current 12 month scheduled payments on capital leases, plus budgeted capital expenditures, plus Distributions authorized herein, plus scheduled interest expense for term debt on a prospective basis for the ensuing four quarters, plus interest expense on revolving debt and/or all fees, charges, and other costs paid in connection with the factoring of Accounts Receivable that are equal to the amounts used in the numerator], all as determined on a "rolling or trailing four (4) quarter basis." All items in the first set of brackets shall constitute the numerator and all of the items in the second set of brackets shall constitute the denominator for purposes of calculating this ratio. Exhibit "A" attached hereto contains an example of the manner in which the Fixed Charge Ratio is determined.

            FORCE MAJEURE - acts of God, strikes, lock-outs, industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, wash-outs, tornadoes, hurricanes, windstorms, arrest and restraint of rulers and people, civil disturbances, boycotts, explosions, breakage or accident to machinery or equipment, and any other causes similar to those above, which are not within the reasonable control of the party claiming force majeure, and which by the exercise of due diligence such party is unable to overcome.

            FUNDED DEBT - when determined, the following, calculated for Borrower in accordance with GAAP: (a) all obligations for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor or otherwise, and including amounts of Accounts Receivable sold with recourse pursuant to factoring agreements), plus (but without duplication) (b) all lease or sublease obligations that have been (or under GAAP should be) capitalized on a balance sheet.

            GAAP- generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time.

            GUARANTY AGREEMENT - that certain agreement of even date herewith executed by GSPLC, guaranteeing the performance of Borrower under this Agreement, the Lender Note, and the Subject Documents.

            GSPLC - Gulf State Pipe Line Company, Inc., a Texas corporation, and a wholly owned subsidiary of SHR.

            HEDGING CONTRACTS - contracts entitling and obligating TOCC to prospectively purchase or sell, as the case may be, certain volumes (e.g., barrels or MCF) of raw materials (i.e., feedstocks), or fuel (i.e., natural gas) used in its business from financially reliable counter parties, the only such counter party at the present being Coral Energy, an affiliate of Shell Oil Company.

            HEDGED SUPPLIES - all raw materials and/or fuel to be used by Borrower in its business that are acquired or sold, as the case may be, prospectively pursuant to Hedging Contracts.

            LENDER LOAN - the loan from Lender to Borrower contemplated herein and evidenced by the Lender Note.

            LENDER NOTE - that certain promissory note of even date herewith executed by Borrower in the original principal sum of $2,000,000.00, and delivered to Lender evidencing the Lender Loan and bearing interest at the rate of 12.0% per annum.

            LIEN - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on law, statute, or contract, and including, without limitation, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, or trust receipt or a lease, consignment or bailment for security purposes (it being understood that an operating lease does not constitute a Lien).

            MARTIN - Martin Operating Partnership, LP, a Delaware limited partnership.

            MATERIAL EFFECT - any material and adverse effect on or change in the business, Properties, operations or financial position of Borrower, taken as a whole, or the ability of Borrower to perform its obligations under this Agreement, the Lender Note, or any of the other Subject Documents.

            OFFICER'S CERTIFICATE - a certificate signed by (a) the Chairman of the Board, the President, or the Chief Executive Officer of Borrower, and
      (b) the Chief Financial Officer or Chief Accounting Officer of Borrower.

            ORGANIZATIONAL DOCUMENTS - with respect to a limited partnership, its partnership agreement and certificate of limited partnership; with respect to a corporation, its articles or certificate of incorporation and bylaws; with respect to a limited liability company, its articles of organization and operating agreement/regulations; with respect to a Person, any other organizational documents of such Person; and in each case including all amendments thereto and restatements thereof.

            PENRECO PA - that certain Processing Agreement dated January 28, 2005, by and between SHR and Penreco, a Texas general partnership comprised of Conoco/Phillips and M.E. Zuckerman & Co., Inc., a copy of which is attached hereto as Exhibit "B."

            PERSON - any individual, partnership, corporation, limited liability company, trust, unincorporated organization, or other legal entity, or any government or agency or political subdivision thereof.

            PROPERTY OR PROPERTIES - any assets, whether real, personal or mixed, or tangible or intangible, or any interest therein.

            SBA DOCUMENTS - SBA Form 480, SBA Form 652, SBA Form 1031, SBA Form 722, SBA Form 793, and any other documents required by the Small Business Administration to be executed.

            SECURITY - the meaning given such term in Section 2(1) of the 1933 Act.

            SECURITY AGREEMENTS - the Commercial Security Agreements of even date herewith delivered pursuant to Section 3.2(g), as amended from time to time as permitted thereby.

            SENIOR DEBT - the obligations of Borrower described in the Senior Lender Documents.

            SENIOR LENDERS - Martin and Amegy.

            SENIOR LENDER DOCUMENTS - The Martin Operating Partnership, L.P., Credit and Security Agreement, a copy of which is attached hereto as Exhibit "C" and the Amegy Bank Purchase and Sale Agreement/Security Agreement, a copy which is attached hereto as Exhibit "D."

            SHR - South Hampton Refining Company, a Texas corporation.

            STOCK PLEDGE AGREEMENTS - the Stock Pledge Agreements described in
      Section 3.2(o).

            STT- Silsbee Trading and Transportation Inc., a Texas corporation wholly owned by Carter.

            SUBJECT DOCUMENTS - any of this Agreement (and all attached Schedules and Exhibits), the Lender Note, the Security Agreement, the Consulting Agreement, the relevant SBA documents, the Guaranty Agreement, the Stock Pledge Agreements, UCC Financing Statements, the Deed of Trust described in Section 3.2(s) hereof, the Agreement Not to Compete described in Section 3.2(p) hereof, and the other documents, instruments, and certificates delivered or to be delivered by Borrower or any of its Affiliates pursuant to the foregoing or in connection with the transactions contemplated thereby, as amended from time to time as permitted thereby.

            SUBSIDIARY - any corporation, limited liability company, or other entity (other than a partnership or joint venture) of which Borrower owns, directly or indirectly, 50% or more of the voting power or in which Borrower has a 50% or greater economic interest or, with respect to which, in accordance with GAAP, the financial statements of such corporation, limited liability company or other entity are required to be consolidated with the financial statements of Borrower, or any partnership or joint venture with respect to which Borrower is or has liability as a partner (other than solely as a limited partner) and that is controlled or managed by Borrower, and with respect to which, in accordance with GAAP, the financial statements of such partnership or joint venture are required to be consolidated with the financial statements of Borrower, but expressly excluding arrangements that exist as a partnership only for tax purposes.

            SWCC - Southwest/Catalyst Capital, Ltd

            TANGIBLE NET WORTH - as of any date, Borrower's net worth on a consolidated basis, excluding all intangible assets, as reflected on Borrower's balance sheet required to be provided under Section 7.

            TOCC - Texas Oil Chemical Co., II, Inc., a Texas corporation, and a wholly owned subsidiary of ASRC.

      1.2 ACCOUNTING PRINCIPLES. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP at the time of effect, to the extent applicable.

      1.3 DIRECTLY OR INDIRECTLY. Where any provision in this Agreement refers to action to be taken by any Person, or where such Person is prohibited from taking such action, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

      1.4 KNOWLEDGE. Except as specifically provided otherwise, any statement in this Agreement or any Subject Document that is expressed in terms of the knowledge or awareness of

Borrower or any other Person, is intended to and shall be deemed to mean the actual present knowledge of any officer of Borrower or such other Person or the knowledge such officer or other Person should have after diligent inquiry exercising best efforts, including inquiry of the responsible employees, officers, and directors of Borrower, legal counsel and accountants of Borrower, and Borrower's Affiliates.

      1.5 REFERENCES. Unless otherwise expressly provided, all references to "Schedules " and "Exhibits" are to the Schedules and Exhibits attached hereto, each of which is made a part hereof for all purposes.

      1.6 COMPLIANCE WITH USURY LAW. It is expressly stipulated and agreed to be the intention of Borrower and Lender to comply at all times with applicable law governing the maximum rate or amount of interest payable on or in connection with the Lender Note. Accordingly, if any of the transactions contemplated by or in connection with the Subject Documents or any other document or instrument would be usurious under applicable law now or hereafter governing the interest payable hereunder (including applicable United States federal law or applicable state law, to the extent not preempted by United States federal law), then in that event, notwithstanding anything to the contrary in the Subject Documents or otherwise, it is agreed as follows: (a) the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged, taken, reserved, or received under the Lender Note or any of the other Subject Documents or otherwise in connection with the Lender Note with respect thereto under no circumstances shall exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on such Lender Note by the holder thereof (or if such shall have been paid in full, refunded to the Borrower); and (b) in the event that maturity of the Lender Note is accelerated by reason of an election by the holder thereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment or conversion, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in such Lender Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited on such Lender Note (or if such Lender Note shall have been paid in full, refunded to Borrower), and the provisions of such Lender Note and any other Subject Documents or other document or instrument shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced accordingly, without the necessity of the execution of any new document, so as to comply with the then applicable law. Determination of the rate of interest for purposes of determining whether this transaction is usurious under any applicable laws, to the full extent permitted by applicable law, shall be made by amortizing, prorating, allocating, and spreading throughout the full stated term hereof until payment in full, all sums at any time contracted for, charged, taken, reserved, or received from Borrower for the use, forbearance, or detention of money in connection herewith. To the extent that Chapter 303 of the Texas Finance Code is relevant to Lender for the purpose of determining the maximum rate of interest permitted by applicable law, Lender hereby elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect, subject to Lender's right subsequently to change such method in accordance with applicable law.

      SECTION 2. REPRESENTATIONS AND WARRANTIES OF BORROWER

      Borrower represents and warrants to Lender all of the following as of the date hereof and AADC represents and warrants with Borrower the information described in Sections 2.2(c) and 2.28:

      2.1 ORGANIZATION.

      (a) TOCC is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own and operate its Properties, to conduct its business as such business now is, or presently is proposed to be, conducted, and to enter into this Agreement and the other Subject Documents to which it is, or is to become, a party and the transactions contemplated thereby and is duly qualified to do business in each other jurisdiction where the character of its Properties or business there conducted makes such qualification necessary, unless the failure to so qualify would not have a Material Effect. The states in which TOCC is qualified to do business are listed on Schedule 2.1.

      (b) SHR is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own and operate its Properties, to conduct its business as such business now is, or presently is proposed to be, conducted, and to enter into this Agreement and the other Subject Documents to which it is, or is to become, a party and the transactions contemplated thereby and is duly qualified to do business in each other jurisdiction where the character of its Properties or business there conducted makes such qualification necessary, unless the failure to so qualify would not have a Material Effect. The states in which SHR is qualified to do business are listed on Schedule 2.1.

      2.2 CAPITALIZATION.

      (a) Upon execution hereof, the ownership of the capital stock of Borrower shall be as specified on Schedule 2.2(a) attached hereto. No warrants, options or any other agreements are outstanding that would permit any other party to acquire any ownership interest in TOCC, SHR or GSPLC, except as provided in
Section 2.2(c) below.

      (b) Except as disclosed on Schedule 2.2(b), Borrower does not own any Subsidiaries or have any Affiliates, nor does it own an equity or ownership interest in any corporation, partnership, limited liability company, trust, unincorporated organization or other legal entity. There are no agreements or understandings that may require Borrower to issue additional shares of common stock or other equity Securities or to purchase any shares of common stock or other equity Security of Borrower or any other Security convertible into any of the foregoing.

      (c) ASCR has pledged its shares of stock of TOCC to secure the debt of AADC under the AADC Loan Agreements and Obligations and AADC is currently in compliance with all of the terms and conditions of the AADC Loan Agreements and Obligations.

      2.3 AUTHORIZATION AND ENFORCEABILITY. Borrower has all necessary corporate power and authority (whether under its Organizational Documents, applicable law, or otherwise) to execute and deliver this Agreement, the Lender Note, and the other Subject Documents and to perform all of its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement, the Lender Note, and the other Subject Documents by Borrower have been duly authorized by all requisite corporate action on the part of Borrower. This Agreement has been duly executed and delivered by Borrower and constitutes, with the Lender Note and other Subject Documents when executed and delivered in accordance with the terms of this Agreement, a valid and binding obligation of Borrower, enforceable against Borrower in accordance with their terms, except for the effect of bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally and of general equitable principles (regardless of whether arising in a proceeding in equity or law).

      2.4 FINANCIAL STATEMENTS. The balance sheets, the statements of operations and retained earnings, and the statements of cash flows of Borrower, presented on a consolidated basis, dated December 31, 2003, December 31, 2004, and April 30, 2005, fairly present in all material respects, in accordance with GAAP applied on a consistent basis except as disclosed in the notes thereto or as disclosed on Schedule 2.4, the financial position and the results of operations of Borrower as at the dates and for the periods therein set forth, subject to changes resulting from year end adjustments as consistently applied by the Borrower in prior years. To the best of Borrower's Knowledge, no material changes or adjustments need to be made to the interim balance sheet and the statements of operations and retained earnings, and cash flows dated April 30, 2005, except normal year-end closing adjustments. Except as disclosed to Lender in any Schedule hereto or as otherwise disclosed in connection with this transaction, there are no Debts, liabilities or obligations, whether absolute, accrued, contingent or otherwise, of the Borrower as of the Execution Date that are not fully reflected in the April 30, 2005, balance sheet or the notes thereto, and that are reasonably likely, in one case or in the aggregate, to have a Material Effect, and, since such dates there has been no Material Effect. Except as otherwise disclosed to Lender, to the Knowledge of Borrower, there has been no occurrence or other event or condition that might reasonably be expected to result in a Material Effect after the date hereof. With respect to Debt in the ordinary course of business, Borrower is current on all such Debt, except as disclosed to the Lender on Schedule 2.4.

      2.5 BUSINESS. SHR is in the business principally of owning and operating a specialty petrochemical products manufacturing facility, which is one of the largest manufacturers of pentanes in the United States, and related operations as previously described to Lender by Borrower. TOCC is the sole shareholder of SHR and is not actively operating a business, but it is actively involved in holding company matters as they relate to its subsidiaries. All real estate owned by Borrower is described on Schedule 2.5. Borrower has one leased location. Schedule 2.5 sets forth for such leased location (i) the identity of the owner, (ii) the business address, and (iii) a summary of the lease terms, amount of rent and an estimate of the cost to Borrower of occupancy by year. Borrower is not in default under the lease covering said leased location and all rental payments due thereunder are current.

      2.6 PENDING LITIGATION. Except as disclosed on Schedule 2.6. there is no action, suit, proceeding, arbitration, investigation, or material dispute pending against or with Borrower or GSPLC or, to the Knowledge of Borrower: (i) threatened against Borrower, or (ii) affecting any of Borrower's Properties or GSPLC's Properties, or (iii) pending or threatened against any officer, director, or shareholder of Borrower, in his capacity as such, or relating to his activities with Borrower, that would reasonably be expected to result in a Material Effect. Except as disclosed in Schedule 2.6, Borrower is not in default with respect to any order of any court, other governmental agency, or arbitrator.

      2.7 COMPLIANCE WITH LAW AND OTHER INSTRUMENTS. To Borrower's Knowledge:
(i) the business and operations of Borrower and GSPLC have been and are being conducted in accordance with all judgments, orders, and decrees and all laws, rules, and regulations to which they or their Properties are subject, including all Environment Laws, (ii) Borrower and GSPLC have obtained all licenses, permits, franchises, and other governmental authorizations required in connection with the ownership of their Properties or the conduct of their business except, in each case, where the failure to so comply or obtain would not have a Material Effect, (iii) Borrower and GSPLC have performed in all material respects all obligations they are required to perform to date and are not in violation of or in default under any of their Organizational Documents or any loan agreement, promissory note, mortgage, lease, contract, commitment, or agreement to which they are a party or by which they or any of their Properties may be bound, (iv) no event or condition has occurred and is continuing that constitutes, or, with the giving of notice or passage of time, or both, would constitute a violation or default by it under any of the foregoing except, in each case, where failure to so perform or not be in violation or default or where the occurrence of any such event or condition would not have a Material Effect, and (v) all reports and filings required to be made by Borrower and its Affiliates with the Securities and Exchange Commission and all state securities commissions with which Borrower has registered its securities have been made by Borrower and Borrower is not in violation of any federal or state securities laws or regulations.

      2.8 NO DEFAULTS. No condition or event has occurred and is continuing that constitutes a Default or an Event of Default.

      2.9 GOVERNMENTAL CONSENTS; OFFERING OF NOTE. To Borrower's Knowledge, the execution, delivery, and performance by Borrower of this Agreement, the Lender Note and the other Subject Documents, and the use of the proceeds of the Lender Note, with or without the giving of notice or the passage of time or both, will not (i) violate any provision of any law, rule, regulation, judgment, order, or decree of any court, other governmental agency, or arbitrator to which Borrower or GSPLC or any of their respective Properties is subject, or any provision of its Organizational Documents, or (ii) result in the breach of or constitute a default under any indenture, contract, or other agreement, document, or instrument to which Borrower or GSPLC are parties or by which they or any of their Properties may be bound, except where any such breach or default would not have a Material Effect or (iii) result in the creation or imposition of any Lien of any nature whatsoever upon any Properties of Borrower or GSPLC. No consent, authorization, approval, permit, or order of, or declaration to or filing with, any court, governmental agency, or arbitrator is or will be required by Borrower or GSPLC in connection with the execution, delivery, and performance of this Agreement and the other Subject Documents by Borrower or GSPLC or the offer, issuance, sale, or delivery of the Lender Note. None of Borrower, its Affiliates, and any Persons acting on behalf of any of them has, directly or indirectly, sold or offered for sale, or solicited any offers to buy, the Lender Note, or otherwise approached or negotiated with any Person, so as to subject the offer or sale of the Lender Note to the provisions of Section 5 of the 1933 Act or to comparable registration provisions of any applicable state securities laws.

      2.10 TAXES. Borrower and GSPLC and its Affiliates (i.e., "Taxpayers") have prepared and duly and timely filed with the appropriate governmental agencies all federal, state, and local income, franchise, real and personal property, excise, severance, payroll, and other tax returns and reports required to be filed, except where failure to so file would not have a Material Effect and, except as permitted by Section 6.5, has paid all taxes shown to be due thereon. Taxpayers have made timely estimated payments of federal and state income tax liabilities through the Execution Date. Taxpayers have not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax or is not a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes that has been asserted against Taxpayers remains unpaid. Taxpayers have provided Lender with copies of its consolidated federal tax return for the fiscal year ended December 31, 2003, and agrees to provide a copy of the 12/31/2004 federal tax return upon its timely filing.

      2.11 USE OF PROCEEDS. Simultaneous with the execution hereof, Borrower will use the proceeds of the Lender Note solely for the purposes of (i) paying for part of the costs of the buildout of the tolling facility and related infrastructure as required and described in the Penreco PA, and (ii) for closing costs. No such proceeds shall be used in violation of any law, rule, regulation, judgment, order, or decree of any court, other governmental agency, or arbitrator, and no Default or Event of Default shall exist immediately following the use of such proceeds on account of such use. None of the transactions contemplated by this Agreement or any other Subject Document will violate or result in violation of Section 7 of the Exchange Act or any regulation issued pursuant thereto, including, without limitation, Regulations U (12 C.F.R.
Section 221, as amended), T (12 C.F.R. Section 220, as amended), and X (12 C.F.R. Section 224, as amended) of the Board of Governors of the Federal Reserve System, or any law or regulation concerning foreign investment, and Borrower neither owns nor intends to carry or purchase with the proceeds any "margin security" within the meaning of said Regulation U or X, including margin securities originally issued by it.

      2.12 INSURANCE COVERAGE. Borrower maintains all the insurance required to be maintained by it to satisfy Borrower's obligations under Section 6.15. All required premiums currently due as to all insurance policies maintained by Borrower have been paid and all such policies are in full force and effect. The insurance coverage maintained by Borrower, including business interruption insurance, has been obtained by Borrower in such amounts as similar assets are customarily insured by companies of established reputation which own similar assets and engage in a similar business as Borrower.

      2.13 PROPERTIES. Borrower and GSPLC have sufficient rights to use (pursuant to leases, easements, license, ownership, or otherwise) all Properties they are now using in their businesses, in each case free and clear of any Lien not permitted by Section 6.8, including interests in trademarks and trade names, and technology and other know-how. Borrower and GSPLC have good title to each item of the Collateral set forth in the Security Agreement free and clear of any Lien not permitted by Section 6.8.

      2.14 RESTRICTIONS ON BORROWER. Borrower is not: (a) a party to any contract or agreement, or subject to any corporate or other restriction, that could reasonably be expected to have a Material Effect, (b) a party to any material contract or agreement that restricts the right or ability of Borrower to incur Debt, other than this Agreement, the other Subject Documents, and all agreements with Senior Lenders pertaining to Senior Debt, and except for the Liens granted to the Lender and Senior Lenders, Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any Lien upon any Property of Borrower, whether now owned or hereafter acquired.

      2.15 ERISA MATTERS. Except as disclosed on Schedule 2.15:

      (a) neither Borrower nor any ERISA Affiliate sponsors, maintains, or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained, or contributed to, any "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA, that is intended to be qualified under sections 401 and 501 of the Code; and without limiting the scope of the foregoing, neither Borrower nor any ERISA Affiliate sponsors, maintains, or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained, or contributed to, (i) any employee pension benefit plan that is subject to title IV of ERISA or (ii) any "multiemployer plan" as such term is defined in Section 3(37) or 4001(a)(3) of ERISA;

      (b) no act or transaction has occurred that could result in imposition on Borrower or any ERISA Affiliate (either directly or indirectly by reason of any indemnification or hold-harmless agreement) of a tax or penalty imposed pursuant to Section 4975 of the Code or Section 502 of ERISA;

      (c) neither Borrower nor any ERISA Affiliate sponsors, maintains, or contributes to any "employee welfare benefit plan" as such term is defined in
Section 3(1) of ERISA, or to any other plan which provides benefits to former employees thereof, that may not be terminated by such Borrower in its sole discretion at any time without any material liability to it; and

      (d) Borrower is not delinquent with respect to the funding of any plans subject to ERISA.

      2.16 [THIS SECTION HAS BEEN INTENTIONALLY LEFT BLANK]

      2.17 BROKERS AND FINDERS. No Person has any right, interest, or valid claim against Lender, Borrower, or any Affiliate of Borrower because of any agreement, undertaking, act or omission of Borrower or any Affiliate of Borrower or other Person acting on behalf of Borrower or any Affiliate of Borrower for any commission, fee, or other compensation as a result of the transactions contemplated by this Agreement or the Subject Documents.

      2.18 DISCLOSURE. The information furnished in writing by or on behalf of Borrower or any Affiliate of Borrower to Lender pursuant to or in connection with this Agreement or the transactions contemplated hereby, which information addresses or otherwise relates to the subject matter hereof or of any of the other Subject Documents, taken as a whole, does not contain any untrue statement of a material fact or fail to disclose any material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they are made and taking into account any update thereof; provided, however, that in the case of projections, Borrower represents and warrants only the factual information serving as a basis for such projections and not the assumptions and estimates therein. There is no fact or circumstance of which Borrower has Knowledge that is not disclosed to Lender in writing that would have a Material Effect.

      2.19 PERMITS, LEASES AND CONTRACTS. A list of all permits, leases and contracts to which Borrower is a party as of the Execution Date hereof which require payments by Borrower, in excess of $50,000 on an annual basis other than the Subject Documents and other than purchase and sale orders in the ordinary course of business, is set forth on Schedule 2.19.

      2.20 RECEIPT OF REASONABLY EQUIVALENT VALUE; NO INSOLVENCY. Borrower has received reasonably equivalent value in exchange for its obligations under this Agreement and the other Subject Documents to which Borrower may be a party. Borrower is not insolvent nor will Borrower become insolvent as a result of the transactions contemplated by this Agreement and the other Subject Documents.

      2.21 AFFILIATE TRANSACTIONS. Except as disclosed on Schedule 2.21 hereto, Borrower is not a party to any transaction (including, without limitation, the purchase, sale, lease or exchange of Property or the rendering of any service) with any Affiliate, employee, consultant, advisor, director, officer or shareholder of Borrower or of any Affiliate of Borrower. Each transaction disclosed on Schedule 2.21 was made in the ordinary course of business and upon fair and reasonable terms no less favorable to Borrower than it could have obtained in a comparable arm's-length transaction with a Person not an Affiliate, employee, consultant, advisor, director, officer or shareholder.

      2.22 LOCATION OF COLLATERAL. There is no Collateral under the Security Agreements that are located outside of the State of Texas except as disclosed on
Schedule 2.22.

      2.23 SMALL BUSINESS CONCERN. The information to be included in the forms referred to in Section 3.2(1) hereof, when such forms are executed by Borrower, will be accurate and complete in all respects. Borrower acknowledges that Lender is relying upon the information being provided in such forms to determine whether Borrower, together with its "AFFILIATES "(as that term is defined in Title 13, United States Code of Federal Regulations Section 121.401) is a "SMALL BUSINESS" or "SMALLER ENTERPRISE" within the meaning of Sections 107.700 and
107.710 of Title 13 of the United States Code of Federal Regulations.

      2.24 SENIOR LENDER DOCUMENTS. The copies of the Senior Lender Documents attached hereto as Exhibits "C" and "D" are true, accurate and complete copies of the Senior Lender Documents now in effect.

      2.25 PENRECO PA. The copy of the Penreco PA attached hereto as Exhibit "B" is a true, accurate and complete copy of the Penreco PA.

      2.26 HEDGING CONTRACTS. Schedule 2.26 contains a complete and accurate description of all Hedging Contracts in effect on the Execution Date, including a description of all Hedged Supplies. Exhibit "E" is a true and correct copy of one of the current Hedging Contracts with Coral Energy.

      2.27 HEDGED SUPPLIES. As part of its ordinary course of business, Borrower secures forward contract positions for some or all of its projected requirements for Hedged Supplies for periods of as much as six to nine months in the future.

      2.28 AADC LOAN AGREEMENTS AND OBLIGATIONS. The copies of the agreements attached hereto as Exhibit "F" are true and accurate copies of all obligations for which the equity interests in TOCC are pledged pursuant to the AADC Pledge Agreement and as outlined in Section 2.28. Under the AADC Loan Agreements and Obligations, AADC is indebted to two individuals who are shareholders of AADC, Hatem El-Khalidi and Sheikh Fahad Al-Athel, in the gross aggregate principal amount of $1,567,000.00, as more fully described on Schedule 2.28. Additionally, as of May 31, 2005, the amount of unpaid but accrued interest on said indebtedness was $237,500.00.

      2.29 COIN. On May 19, 2005, the assets of COIN were foreclosed by Mexican based lenders. On June 15, 2005, TOCC conveyed all of the stock of COIN to a third party who is not an Affiliate of TOCC. Accordingly, TOCC holds no ownership interest in the assets or stock of COIN. TOCC, SHR, and none of their Affiliates have any material liabilities in connection with TOCC's prior ownership of COIN, whether fixed or contingent, including liability for obligations of COIN.

      SECTION 3. LENDER LOAN

      3.1 LENDER LOAN. Subject to the terms and conditions herein, Lender agrees to make the Lender Loan to Borrower. $1,200,000.00 shall be funded on the Execution Date. The balance of the Lender Loan shall be funded in no more than two installments within 5 days after written request by Borrower in an amount not to exceed $800,000 in total is given to Lender. If such written requests are not received by Lender on or before September 1, 2005, then Lender shall not be obligated to fund the unfunded portion of the Lender Loan and the principal of this Lender Note shall be reduced accordingly and the principal payments described in Section 4.2(b) shall be reduced proportionately.

      3.2 LENDER'S CONDITIONS. Lender's obligation to make the Lender Loan pursuant to Section 3.1 shall be subject to the satisfaction or waiver by it in writing of the following conditions precedent:

      (a) REPRESENTATIONS AND WARRANTIES TRUE - each of the representations and warranties made by Borrower in this Agreement, any other Subject Document, or any certificate delivered pursuant hereto or thereto shall be true and complete as of the Execution Date;

      (b) COMPLIANCE WITH THIS AGREEMENT - Borrower shall have performed and complied with all agreements and conditions on its part required to be performed or complied with pursuant to this Agreement and the other Subject Documents on or before the Execution Date;

      (c) NO MATERIAL EFFECT - no event shall have occurred and no condition shall exist that has resulted or, in Lender's good-faith judgment, will result in a Material Effect;

      (d) OFFICERS' CERTIFICATES - Lender shall have received Officers' Certificates from Borrower dated the Execution Date, in a form mutually acceptable to Borrower and Lender, certifying that (i) the conditions specified in Section 3.2(a), (b) and (c) have been fulfilled, and (ii) no event has occurred and no condition exists that has resulted in or, in such officers' good-faith judgment, will result in a Material Effect;

      (e) SECRETARY'S CERTIFICATES - the Secretary of Borrower shall have delivered to Lender (i) certified copies of Borrower's Organizational Documents and of resolutions of Borrower's board of directors and, if required, by its shareholders authorizing Borrower's execution, delivery, and performance of this Agreement, the Lender Note, and the other Subject Documents to which it is or is to become a party, which resolutions shall provide that they may be relied upon by Lender, and (ii) a certificate of incumbency dated the Execution Date with respect to each individual executing this Agreement, the Lender Note, or any other Subject Document on Borrower's behalf;

      (f) LENDER NOTE - Borrower shall have executed and delivered to Lender the Lender Note dated the Execution Date;

      (g) SECURITY AGREEMENTS AND FINANCING STATEMENTS - SHR and GSPLC shall have executed and delivered to Lender the Security Agreements, together with all registrations required to be noted to perfect the Liens created pursuant thereto;

      (h) OPINION OF COUNSEL - Germer Gertz, L.L.P., counsel for Borrower, shall have delivered to Lender an opinion in form and substance reasonably satisfactory to Lender and Lender's counsel;

      (i) PROCEEDINGS SATISFACTORY - all proceedings taken in connection with the issuance of the Lender Note and the execution and delivery of all Subject Documents shall be reasonably satisfactory to Lender and Lender's counsel, and Lender and Lender's counsel shall have received copies of such closing documents as they may reasonably request in connection therewith, all in form and substance satisfactory to Lender and Lender's counsel;

      (j) INSURANCE - Borrower shall have delivered to Lender on the Execution Date (i) a certificate from its insurance broker for the relevant coverages and a summary of all other insurance maintained by Borrower and GSPLC with respect to their Properties and businesses including, without limitation, liability, worker's compensation, health and medical, business interruption, property and casualty insurance, such certificate and summary to be set forth as part of Schedule 3.2(j) attached hereto, (ii) evidence satisfactory to Lender that it has secured or is in the process of securing to be able to comply with Section 6.15(d), the "key man" life insurance policy required by Section 6.15(d), and (iii) the Assignment of Life Insurance Policy;

      (k) DUE DILIGENCE FEE - Lender shall have received from Borrower on or before the Execution Date a total due diligence fee of two percent (2%) of the Lender Loan, such amount being equal to Forty Thousand and No/100 Dollars ($40,000.00), $10,000.00 of which Lender has previously received, and $30,000.00 of which shall be due and payable on the Execution Date; Lender may withhold such fee and its legal expenses described in Section 3.4 from the Lender Loan proceeds;

      (l) SBA DOCUMENTS - Borrower shall deliver to Lender on the Execution Date all of the SBA Documents executed by Borrower as required;

      (m) CONSULTING AGREEMENT - Borrower shall have executed and delivered to Lender the Consulting Agreement;

      (n) GUARANTY AGREEMENT - Borrower shall have delivered the Guaranty Agreement executed by GSPLC;

      (o) STOCK PLEDGE AGREEMENTS -TOCC and SHR shall have executed and delivered to Lender the Stock Pledge Agreements, Irrevocable Proxies, and equity transfer powers (in blank) covering all of the equity interests of SHR, and GSPLC;

      (p) AGREEMENT NOT TO COMPETE - Carter shall have entered into an agreement with SHR, TOCC, ASCR and AADC not to compete in the businesses in which SHR is now engaged within the markets in which Borrower and the Affiliates are now engaged until the earlier to occur of the expiration of (i) two years after termination of employment or (ii) the date on which Borrower's obligations under the Lender Note and the Subject Documents have been paid in full in consideration of the agreement by SHR, TOCC, ASCR and AADC to jointly and severally pay Carter an amount equal to one-half of his salary at the time his employment terminates on a monthly basis during the period in which such non-competition agreement is in effect. The Lender has the right to waive Carter's non-competition agreement, in which case payments to Carter shall cease;

      (q) CERTIFICATES OF EXISTENCE AND GOOD STANDING - Borrower shall have provided an original Certificate of Existence and Certificate of Good Standing for Borrower and GSPLC.

      (r) CONSENT OF AMEGY AND MARTIN - Borrower shall have provided to Lender
(i) the written consent of Amegy to the terms hereof and to the subordination of its security interest in all assets other than Borrower's Accounts Receivable to the security interests described in the Security Agreement between SHR and Lender and (ii) the written consent of Martin to the terms hereof and the subordination of its security interest in Borrowers assets to Lender's security interest in the Penreco PA and TOCC's stock in SHR, and Martin's recognition of Lender's prior interest in the Assignment of Life Insurance Policy.

      (s) DEED OF TRUST - Borrower shall have provided to Lender a Deed of Trust that is subordinated to the deed of trust in favor of Martin.

      3.3 INVESTMENT. Lender represents to Borrower that it is an "accredited investor," as such term is defined in Rule 501 of Regulation D under the 1933 Act and that it is acquiring the Lender Note for its own account for the purpose of investment and not with a view to resale or distribution thereof in violation of any securities law, and Lender has no present intention of selling or distributing the Lender Note in violation of any securities law. It is understood that, in making its representations and warranties in Section 2.9, Borrower is relying, to the extent applicable, upon the representations in this
Section 3.3.

      3.4 EXPENSES. Borrower shall pay on the Execution Date (a) all reasonable fees and expenses of Page, Murphree, Byerly & Hansen, P. L. L. C., Lender's counsel, in connection with the negotiation, preparation, delivery and execution of the Subject Documents and any subsequent related amendment, waiver, consent or UCC continuation or amendment statement, and (b) after an Event of Default, all reasonable out-of-pocket costs, fees and expenses of Lender paid or incurred by Lender in connection with the enforcement of the obligations of the Borrower arising under the Subject Documents (including, but not limited to, reasonable attorneys' fees, expenses and court costs).

      SECTION 4. PAYMENTS

      4.1 DIRECT PAYMENT. Borrower shall pay all amounts payable with respect to the Lender Note (without any presentment of such Lender Note and without any notation of such payment being made thereon, subject to the provisions of
Section 8) in immediately available funds, for credit prior to the close of business, Houston time on the date such payment is due. Lender agrees that in the event it shall sell or transfer the Lender Note in accordance with the provisions of Section 5, prior to delivering such Lender Note to the purchaser or transferee, it shall make a notation thereon of all principal, if any, paid on such Lender Note and will also note thereon the date to which interest has been paid on such Lender Note, and (b) it promptly shall notify Borrower in writing of the name and address of the transferee of such Lender Note; provided, however, that failure to comply with the preceding provisions of this sentence shall not relieve Borrower of its obligations to make payments under such Lender Note as and when the same become due.

      4.2 MANDATORY REPAYMENTS. Borrower shall repay principal and interest on the Lender Note, subject to the other provisions of this Section 4, as follows:

      (a) Beginning on August 1, 2005, and on or before the 1st day (or if such day is not a Business Day, the first Business Day thereafter) of each calendar month thereafter through and including the month prior to the month in which principal payments commence in 4.2(b) below, Borrower shall make installments of accrued but unpaid interest.

      (b) Beginning on the earlier to occur of (i) the first day of the month following the 90th day after the date on which Borrower places its upgraded tolling facility into production under the Penreco PA, or (ii) January 1, 2006, and on the first day of each third month thereafter (or if such day is not a Business Day, the first Business Day thereafter), Borrower shall make twenty
(20) payments of principal, each in the amount of $100,000.00, plus accrued interest. Borrower agrees to notify Lender that its upgraded tolling facility has been placed into production under the Penreco PA within three days after such occurrence.

      4.3 VOLUNTARY PREPAYMENT. Borrower shall not be permitted to prepay any part of the Lender Note during the first year after the Execution Date. Thereafter, as of any Business Day, but only if Borrower shall have notified Lender specifying the date therefor at least three days before such date, Borrower may prepay all or part of the principal amount outstanding under the Lender Note; provided, however, that in connection with any prepayment following the first anniversary date of the Execution Date, Borrower shall pay Lender a prepayment fee equal to three percent (3%) of the amount prepaid during the second year after the Execution Date, two percent (2%) of the amount prepaid during the third year after the Execution Date, and one percent (1%) of the amount prepaid during the fourth year after the Execution Date. Any prepayment of principal must be in the amount of at least $50,000.00. After the fourth anniversary of the Execution Date, Borrower may from time to time prepay all or part of the principal amount outstanding under the Lender Note, so long as such payment is at least $50,000.00 and proper notice is given, without penalty or premium of any kind, but with accrued interest to the date of prepayment on the amount so prepaid. Any prepayments of principal shall be applied to the principal installments due on the Lender Note in inverse order of their maturities.

      4.4 APPLICATION OF PAYMENTS. All payments received in respect of the Lender Note, this Agreement, or the Subject Documents shall be applied first to the unpaid costs and expenses for which Borrower is liable to Lender under the Subject Documents and for which Borrower has been billed by Lender, next to interest on the Lender Note, and next to principal on the Lender Note.

      4.5 INTEREST. Interest on the Lender Note shall be twelve (12%) per annum and shall be computed on a daily basis consisting of a 360-day year. Interest on obligations of Borrower pursuant to this Agreement (other than obligations of Borrower pursuant to the Lender Note) shall bear interest if not paid when due at the Default Rate.

      SECTION 5. CERTAIN PROVISIONS REGARDING THE LENDER NOTE

      5.1 TRANSFER OF LENDER NOTE. Following any transfer of the Lender Note or interest therein by Lender, or any merger or other change in Lender's name or identity, upon surrender of such Lender Note at the address of Borrower described in Section 9.1, Borrower, at the request of Lender and at Lender's expense, shall execute and deliver a new note or notes in exchange therefor in an aggregate principal amount equal to the unpaid principal amount of the surrendered Lender Note. Each such new note shall be payable to such Person as Lender may request and shall be a note substantially in the form of the Lender Note, as applicable, and dated the date upon which the Lender Note was surrendered.

      5.2 REPLACEMENT OF LENDER NOTE. Upon receipt by Borrower of evidence reasonably satisfactory to it of the ownership of the Lender Note and that such Lender Note has been lost, stolen, destroyed, or mutilated and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to Borrower, or (ii) in the case of mutilation, upon surrender thereof, Borrower at Lender's expense, will execute and deliver in lieu thereof a new note in the form and the denomination of, issued in the name of Lender, and dated the date of such lost, stolen, destroyed, or mutilated Lender Note, which former Lender Note shall be deemed canceled. Every new note issued pursuant to this Section 5.2 in lieu of any destroyed, lost, stolen, or mutilated Lender Note shall constitute an original contractual obligation of Borrower, and Lender shall be entitled to all the benefits of this Agreement; provided, however that Lender shall indemnify and hold harmless Borrower from any liability that might arise from issuance of a replacement Lender Note.

      SECTION 6. BORROWER'S BUSINESS COVENANTS

      Borrower covenants that on and after the date hereof and as long thereafter as any of the indebtedness or obligations evidenced by the Lender Note or any of the other Subject Documents is outstanding:

      6.1 PAYMENT OF LENDER NOTE, ETC. Borrower shall punctually pay or cause to be paid the principal and interest to become due in respect of the Lender Note according to the terms thereof. Borrower shall perform its respective obligations under all other Subject Documents to which it is or becomes a party.

      6.2 USE OF PROCEEDS. Borrower shall use the proceeds of the Lender Note for the purposes described in Section 2.11. No proceeds from the Lender Note shall be used for any purpose other than those described in Section 2.11 without the prior written consent of Lender, such consent not to be unreasonably withheld or delayed.

      6.3 BUSINESS. Without the prior written consent of Lender, Borrower shall not engage in any business other than the activities described in Section 2.5.

      6.4 MAINTENANCE OF EXISTENCE AND STATUS. Borrower shall (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or other applicable existence, (b) qualify or register as a foreign corporation, limited partnership or other entity, as applicable, in each jurisdiction in which the nature of its Properties or business makes such qualification necessary, and (c) cause the representations and warranties in
Section 2.1 to remain true and correct.

      6.5 PAYMENT OF TAXES AND CLAIMS. Borrower shall pay as they become due, and in all cases before they become delinquent:

      (a) all relevant taxes, assessments, and governmental charges or levies imposed upon it or its Property, and

      (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like Persons that, if unpaid, might result in the creation of a Lien upon its Property; provided, however, that any of the foregoing items need not be paid (i) while being contested in good faith and by appropriate proceedings or while levy and execution thereon have been stayed, and so long as adequate book reserves or other action required by GAAP have been established with respect thereto, (ii) payment thereof is covered in full (subject to the customary deductible) by insurance, or (iii) so long as the failure to pay timely any such items, singly or in the aggregate, does not have a Material Effect.

      6.6 SALE OR TRANSFER OF ASSETS, MERGER, ETC. (a) Borrower shall not sell, lease, transfer, or otherwise dispose of any of its Properties without the prior written consent of Lender except for (i) sales of goods in the ordinary course of business, (ii) sales, discounts or transfers of delinquent accounts receivable in the ordinary course of business for purposes of collection, (iii) occasional sales of nonmaterial assets for consideration not less than fair market value, (iv) dispositions of assets that are obsolete or have negligible fair market value, (v) sales of equipment for fair and adequate consideration (but if replacement equipment is necessary for the proper operation of the business of the Borrower, the Borrower must promptly replace the sold equipment), and (vi) transfers or dispositions that do not exceed the amount of $100,000 in aggregate per annum and that do not have a Material Effect.

      (b) Without the prior written consent of Lender, Borrower shall not sell all or substantially all of its Properties or consolidate with or merge into any other Person or permit GSPLC to do so.

      (c) Lender shall have the right to condition its consent under this
Section 6.6 to having the Lender Note paid in full and the obligations of Borrower under the Consulting Agreement being satisfied.

      6.7 DEBT. Without the prior written consent of Lender, Borrower shall not have or incur any Debt other than (a) the indebtedness evidenced by the Lender Note; (b) obligations to financial institutions arising out of the endorsement and deposit of checks; (c) current liabilities incurred in the ordinary course of business; (d) Debt incurred or existing by virtue of changes, from and after the date of this Agreement, in any requirements of GAAP; (e) Senior Debt, and
(f) provided that no Default or Event of Default has occurred and is continuing at the time of incurrence thereof, purchase money Debt for equipment and vehicles not to exceed $150,000 in any calendar year.

      6.8 LIENS AND ENCUMBRANCES. Borrower shall not cause, permit, or agree or consent to cause in the future (upon the happening of a contingency or otherwise), any of its Property, whether now owned or hereafter acquired, to be subject to a Lien, except:

      (a) Liens securing taxes, assessments, or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like Persons, provided the payment thereof is not at the time required by Section 6.5;

      (b) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance, social security, and other like laws or (ii) to secure the performance of letters of credit, bids, tenders, contracts, leases, statutory obligations, surety, appeal, and performance bonds, and other similar obligations not incurred in connection with the borrowing of money, or the obtaining of advances, or the payment of the deferred purchase price of Property; but only to the extent in each such case Borrower is in substantial compliance with the material obligations relating to the foregoing;

      (c) attachments, judgments, and other similar Liens arising in connection with court proceedings, including, without limitation, adverse judgments on appeal provided the execution or other enforcement of such Liens is effectively stayed within 60 days after the entry thereof and the claims secured thereby are being contested in good faith and by appropriate proceedings, or as long as adequate book reserves or other action required by GAAP have been established with respect thereto, or payment thereof is covered in full (subject to the customary deductible) by insurance;

      (d) Liens securing the Lender Note and other obligations under the Subject Documents;

      (e) purchase money Liens on equipment and vehicles related to permitted Debt as described in Section 6.7 herein, not to exceed $150,000 in any calendar year;

      (f) other Liens that arise by operation of law;

      (g) with respect to any particular trade vendor of any Borrower, Liens on inventory supplied by that certain trade vendor securing amounts owed to that trade vendor that arise in the ordinary course of business;

      (h) encumbrances and restrictions on the use of real property which do not materially impair the use thereof;

      (i) any interest or title of a lessor in assets being leased to Borrower; and,

      (j) Liens securing the Senior Debt.

      6.9 BORROWER'S FINANCIAL COVENANTS. (a) Borrower's consolidated EBIDA, as calculated from amounts reflected on Borrower's unaudited income statements with respect to the covenants as of each six month period ending June 30th and December 31st and audited as to all fiscal year covenants prepared in accordance with GAAP for the periods indicated below shall, at a minimum, be as follows:

                DATE                                  EBIDA
---------------------------------                  ----------
Full Year Ended December 31, 2005                  $5,000,000

Six Months Ended June 30, 2006                     $2,250,000
Six Months Ended December 31, 2006                 $2,250,000
Total: Fiscal Year 2006                            $4,500,000

      Such amounts and values stated above for the six month period ended December 31, 2006, shall remain the benchmark for all six month periods thereafter until all of Borrower's obligations to Lender arising out of or relating to this Agreement are fully extinguished.

      (b) Borrower's Fixed Charge Ratio, measured quarterly on a consolidated basis beginning with the quarter ending June 30, 2005, shall not be less than
1.4 for such quarter and for all quarters ending thereafter.

      (c) Borrower's Current Ratio, measured quarterly on a consolidated basis beginning with the quarter ending June 30, 2005, shall not be less than 1.15.

      (d) Borrower's ratio of Funded Debt to Tangible Net Worth, measured quarterly on a consolidated basis beginning with the month ending June 30, 2005, must be no greater than the following:

                  Date                         Ratio
--------------------------------------         -----
From Execution Date through 12/30/2005         5.5:1
1/1/2006 through 12/31/2006                    5.0:1
1/1/2007 through 12/31/2007                    4.0:1
1/1/2008 and thereafter                        3.5:1

      6.10 DISTRIBUTIONS. Borrower may not declare, make or permit (or incur any liability to make, declare or permit) any Distribution in excess of (a) $50,000 in the aggregate during any calendar month, and (b) on or about year end 2005, a one time dividend in the amount of $320,000 to enable AARD to bring current its lease obligation on the Al Masane project in Saudi Arabia, without the prior written consent of Lender. No Distributions may be made by Borrower after the occurrence of an Event of Default. Seller may withhold its consent under this Section for any reason in its sole discretion.

      6.11 COMPLIANCE WITH LAWS. Borrower shall conduct its business and affairs and maintain its Properties in compliance with all applicable laws, rules, regulations, judgments, orders, and decrees (including Environmental
Laws) the failure to comply with which would have a Material Effect.

      6.12 ERISA COMPLIANCE. Borrower shall not, and shall not permit any ERISA Affiliate to:

      (a) engage in any "prohibited transaction," as such term is defined in section 406 of ERISA or section 4975 of the Code;

      (b) sponsor, maintain, or contribute to any "employee pension benefit plan," as such term is defined in section 3(2) of ERISA, that is subject to title IV of ERISA;

      (c) contribute to or assume an obligation to contribute to any "multi-employer plan," as such term is defined in section 3(37) or 4001(a)(4) of ERISA; or

      (d) acquire an interest in a Person that causes such Person to become an ERISA Affiliate if such Person sponsors, maintains, or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any multiemployer pension plan or (ii) any employee pension benefit plan that is subject to title IV of ERISA.

      6.13 TRANSACTIONS WITH AFFILIATES. Except for (a) transactions in the ordinary course of business with Borrower's Subsidiaries and Affiliates disclosed herein, (b) loans or advances not exceeding $100,000.00 in the aggregate for employee tuition reimbursement programs and/or other employee advance agreements, and which are consistent with Borrower's past practices, and
(c) the lease agreement with STT described on Schedule 2.21 under which Borrower agrees not to pay STT more than $60,000.00 per month without the prior written consent of Lender, Borrower shall not enter into any transaction (including the purchase, sale, lease, or exchange of Property or the rendering of any service), or amend or extend any existing contractual arrangement, with any Affiliate, employee, consultant, advisor, director, officer or shareholder of Borrower or of any Affiliate of Borrower without the prior written consent of Lender. For all such transactions described in (a), (b), and (c) above and other transactions that Lender approves, Borrower agrees to provide Lender with a monthly written report reflecting the amount of money and other consideration exchanged by the parties to such transactions, which shall be due within 30 days after the close of the applicable month. Borrower will not change or alter, in any material manner, any of the terms of the agreement between Borrower and STT described in Schedule 2.21 without the prior written consent of Lender.

      6.14 BOARD OF DIRECTORS. For so long as the Lender Note or any other obligation herein of Borrower to Lender remains outstanding, Borrower shall provide Lender copies of all material correspondence between it and its board member and copies of all minutes at the same time it provides same to its board members.

      6.15 INSURANCE.

      (a) PROPERTY. Borrower will maintain insurance in full force and effect with insurance companies of recognized standing (i) on all of its properties of an insurable nature in the manner and amounts and against the casualties and contingencies indicated on Schedule 3.2(j) and (ii) for business interruption as described on Schedule 3.2(j);

      (b) GENERAL LIABILITY, WORKER'S COMPENSATION, HEALTH, MEDICAL, ETC. Borrower shall also maintain in full force and effect with insurance companies of recognized standing (or, as to workers' compensation or similar insurance, with an insurance fund authorized by the jurisdiction in which it operates) the insurance coverages described on Schedule 3.2(j), including general liability, worker's compensation, health, medical and automobile insurance, and will acquire such other insurance as Borrower or Lender hereafter discover is customarily maintained by similar companies in the industry;

      (c) "KEY MAN"LIFE INSURANCE. Within 30 days after the Execution Date Borrower will (i) obtain and deliver to Lender a "key man" life insurance policy covering Carter in an amount of at least $2,000,000.00, and (ii) collaterally assign this policy to Lender pursuant to that certain Assignment of Life Insurance Policy as collateral under terms reasonably acceptable to Lender and providing that any proceeds paid thereunder to the Lender be applied to the payment of the Lender Note, and shall have a guaranteed renewal such that coverage is in effect for a period of at least 78 months from the Execution Date.

      The Borrower shall cause such policies to remain in full force and effect until the obligations of the Borrower under the Subject Documents have been paid in full and shall promptly notify Lender if any such policy is canceled. Additionally, at reasonable intervals and from time to time, Borrower will furnish evidence of all insurance required by this Section 6.15 to Lender upon reasonable request by Lender.

      6.16 ADDITIONAL PROHIBITIONS. Borrower shall not, without the prior written consent of Lender:

      (a) increase the aggregate existing base remuneration of key management as described on Schedule 6.16(a) by an amount in excess of five percent (5%) per annum;

      (b) acquire, or enter into any contracts contemplating the acquisition of a majority of the assets and Properties or ownership interest of any Person or a merger with any Person, excluding any such acquisitions that do not exceed $500,000 in the aggregate per annum;

      (c) except for any renewal of Borrower's existing real property leases or a comparable real property lease at fair market value, and any renewal or replacement of the existing Hedging Contracts in compliance with Section 6.19 below, enter into any material contract, lease or agreement (including without limitation, any financing, or operating lease, or any lease of real property), providing for the payment by Borrower, in each case, of amounts in excess of $100,000 during any year;

      (d) cause or make capital expenditures (excluding expenditures in subparagraph (b) above, the 2004 and 2005 expenditures for the de-bottlenecking project of TOCC, and the capital expenditures in connection with the Penreco PA) greater than $500,000 in the aggregate during any calendar year;

      (e) change or alter the locations or nature of any of its business; or

      (f) materially alter any of the terms and conditions of the Senior Debt or of the Penreco PA, or increase the maximum indebtedness available to Borrower under the Senior Lender Documents, except that Borrower is permitted to increase the amount of the Senior Debt to Amergy to $9,500,000.00; or

      (g) alter or amend any of Borrower's Organizational Documents, except that SHR shall have the right to change its name;

      (h) release any Person from a noncompetition agreement in favor of Borrower or fail to take reasonable action to prevent or stop any Person from engaging in conduct that violates a noncompetition agreement in favor of Borrower;

      (i) file in an office of public records a UCC-3 form or other document releasing or terminating a security interest in favor of Lender covering any Collateral unless and until all obligations of Borrower contained herein and in the Subject Documents have been satisfied; or

      (j) file in an office of public records a UCC-3 or other document amending a UCC Financing Statement.

      6.17 SENIOR DEBT. Borrower shall punctually pay or cause to be paid the principal and interest to become due in respect of the Senior Debt according to the terms thereof. Borrower shall perform all of its obligations under the Senior Lender Documents.

      6.18 AADC LOAN FROM SHAREHOLDERS. AADC shall immediately report to Lender in writing any default by AADC under the AADC Loan Agreements and Obligations. AADC will not allow any material changes in the terms and conditions of the AADC Loan Agreements and Obligations or any new loans or advances by AADC or any Affiliate of AADC which are secured by the AADC Pledge Agreement, without the prior written consent of Lender.

      6.19 MAINTENANCE OF HEDGED SUPPLIES. Borrower agrees that TOCC will maintain its Hedged Supplies in a manner consistent with past hedging practices. Borrower agrees to materially maintain its existing hedging practices subject to the prior notice provision below in this paragraph. Borrower agrees to update
Schedule 2.26 on a monthly basis and to provide Lender with a copy of each updated Schedule no later than the 20th day after the end of the applicable month. Borrower further agrees that the terms and provisions of its Hedging Contracts entered hereafter shall substantially be the same as those contained in Exhibit "E". However, if Borrower believes in good faith that a material change in its hedging practices will be in the best interest of Borrower, then Borrower agrees to notify Lender 15 days in advance in writing of any plan involving such material change in its hedging practices, including (a) a detailed description of the change, and its predictable and likely impact on operations, accounting, and financial results, and (b) its rationale for the contemplated change, and thereafter Borrower shall be permitted to implement such change.

      6.20 ADDITIONAL REAL ESTATE. SHR currently owns a 25 acre tract of land that includes a railroad spur that is not covered by the Deed of Trust described in Section 3.2(s) hereof (the "Additional Tract"). SHR agrees that it will not permit any liens to be placed against the Additional Tract or any other real property it hereafter acquires without the prior written consent of Lender. On or before January 1, 2006, SHR will execute and deliver to Lender a deed of trust covering the Additional Tract and any other real property it acquires prior to said date, said deed of trust being in similar form to the Deed of Trust described in Section 3.2(s) hereof. In the event that Borrower acquires real property thereafter, Borrower agrees to execute another deed of trust covering said real property in favor of Lender that is similar in form to the Deed of Trust described in Section 3.2(s) hereof and deliver same to Lender immediately after such acquisition.

      SECTION 7. INFORMATION AS TO BORROWER

      With respect to all reports and financial information required to be presented to Lender in this Section, references to Borrower shall include GSPLC, and all such information shall be presented on a consolidated basis. Borrower (and AADC with respect to Sections 7.1 (b)(iii) and 7.1 (k)) covenants that on and after the date hereof and as long thereafter as any of the indebtedness evidenced by the Lender Note or any other Subject Document is outstanding:

      7.1 FINANCIAL AND BUSINESS INFORMATION. Borrower shall deliver, or shall cause to be delivered, to Lender, in such quantities as it reasonably may request:

      (a) MONTHLY STATEMENTS - promptly after preparation and in any event on or before the 25th day after the last day of each calendar month:

            (i) the balance sheet of Borrower as at the end of such month,

            (ii) the statements of operations and of cash flows of Borrower for such month and for the portion of the fiscal year ending with such month,

            (iii) certification by the President of Borrower that Borrower is in compliance with the financial covenants contained in Section 6.9, along with all calculations related thereto;

            (iv) a copy of Carter's monthly memorandum to the Board regarding the prior month's business results or a one or two page written summary analysis in memorandum form generally following the template attached hereto as Schedule 7.1(a)(iv), prepared by Borrower's management of the results of Borrower's business and analysis of any variances from budget and any significant developments relating thereto, during the previous month; and

            (v) promptly, such additional information concerning the business and operations of Borrower as Lender may reasonably request (but only if any disclosure of such information will not constitute waiver of any attorney-client privilege) that is not otherwise required to be kept confidential in accordance with any agreement or applicable law;

all in reasonable detail and certified as presented fairly in all material respects, in accordance with GAAP, subject to changes resulting from year-end adjustments, by the Chief Executive Officer and Chief Financial Officer of Borrower;

      (b) Quarterly Statements - promptly after preparation and in any event on or before the 30th day (except as provided in (vi) below) after each calendar quarter:

            (i) the EBIDA for Borrower for the most recently completed four fiscal quarters setting forth in comparative form the figures for the corresponding periods in the previous fiscal year and for the corresponding periods in Borrower's originally prepared budget, all in reasonable detail and certified as presented fairly in all material respects, in accordance with GAAP, subject to changes resulting from year-end adjustments, by the Chief Executive Officer and Chief Financial Officer of Borrower;

            (ii) a certificate of compliance with respect to the covenants of Borrower contained in Section 6 hereof executed by an officer of Borrower, and with respect to the Fixed Charge Ratio it must be in a format similar to that found on Exhibit A; and

            (iii) a copy of all filings by AADC with the Securities Exchange Commission on or before the 5th day after such filing occurs.

      (c) Annual Statements - promptly after preparation and in any event on or before the 125th day thereafter:

            (i) an audited balance sheet of Borrower as at the end of such year, and

            (ii) audited statements of operations and cash flow of Borrower for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion on such statements of independent certified public accountants of recognized standing selected by Borrower, which opinion shall state that
      (x) except as expressly set forth in such opinion, such financial statements of Borrower and the Subsidiaries fairly present in all material respects the financial condition and results of operations and cash flow of Borrower in accordance with GAAP (except for changes in application in which such accountants concur), and (y) the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as they considered necessary in the circumstances;

      (d) Projections - on or before January 1 of each year, commencing with the year beginning January 1, 2006, updated and detailed one-year financial projections prepared by Borrower's management setting forth the projected general sales volume, income and expenses and a budget of large expenses or capital items Borrower plans to incur, and covenant compliance determinations as applicable for both the Senior Debt and the Lender Loan for Borrower's business for the next year, on a quarterly basis prepared on a basis consistent with the 2005 budget format;

      (e) REPORTS AND ANNOUNCEMENTS - (i) promptly upon its becoming available, and in any event within fifteen (15) days of filing or receipt, as applicable, copies of each regular or periodic report and any registration statement, prospectus, or material written communication in respect thereof filed by Borrower with, or received by Borrower in connection therewith from, any securities exchange or the Securities and Exchange Commission, state securities agency, or any successor agency, or (ii) promptly after issuance, a copy of any press release intended for distribution by multiple media sources;

      (f) ERISA - promptly upon becoming aware of the occurrence of any "reportable event," as such term is defined in section 4043 of ERISA, or "prohibited transaction," as such term is defined in section 406 of ERISA or section 4975 of the Code, in either case in connection with any employee pension benefit plan or trust created thereunder with respect to Borrower or any ERISA Affiliate, a written notice specifying the nature thereof, what action is being taken or is proposed to be taken with respect thereto and, when known, any action taken by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto;

      (g) NOTICE OF DEFAULT OR EVENT OF DEFAULT - as soon as practicable, but in any event on or before the fifth (5th) Business Day after becoming aware of the existence of a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action is being taken or is proposed to be taken with respect thereto;

      (h) BANKRUPTCY EVENT - immediately following, but in any event on or before the third (3rd) Business Day, the occurrence of an event of the type described in Section 8.1(g), (h), or (i), a written notice specifying such event and its status; and

      (i) REQUESTED INFORMATION - promptly following request, such other data and information respecting the business affairs, assets and liabilities of Borrower and its Subsidiaries and Affiliates not otherwise required to be kept confidential in accordance with any agreement or applicable law (but only if any disclosure of such information will not constitute a waiver of any attorney-client privilege) as from time to time reasonably may be requested by Lender.

      (j) NOTICE OF CLAIMED DEFAULT - as soon as practicable, but in any event on or before the third Business Day after becoming aware that the holder of any evidence of Debt or Security of Borrower or any Subsidiary other than Lender has given notice or taken any other action with respect to a claimed default or incipient default, a written notice specifying the notice given or action taken by such Person and the nature of the claimed default or incipient default and what action is being taken or is proposed to be taken with respect thereto;

      (k) MINUTES - as soon as available, minutes of the meetings of Borrower's shareholders and Board of Directors and any subcommittees thereof (including copies of all written consents in lieu of meetings), and copies of all minutes of AADC Board meetings.

      7.2 INSPECTION. Upon reasonable notice and at reasonable intervals and at the Lender's expense, Borrower shall allow Lender or Lender's representative during business hours or at other reasonable times to inspect any of its Properties, to review reports, files, and other records not otherwise required to be kept confidential in accordance with any agreement or applicable law (but only if any disclosure of such information by Borrower will not constitute waiver of any attorney-client privilege) and to make and take away copies, and subject to Section 7.3, to discuss, from time to time, any of its affairs, conditions, and finances with its directors, officers, employees with management duties and certified public accountants.

      7.3 CONFIDENTIALITY. From and after the date of this Agreement, Lender shall hold confidential all information, unless specifically identified by Borrower as public, heretofore or hereafter obtained in connection with this Agreement or any Subject Document, or obtained pursuant to the requirements of this Agreement or any Subject Document (the "Information"); provided, however, that Lender may make disclosure reasonably required (i) in connection with the enforcement of Lender's rights under this Agreement and the Subject Documents, or otherwise in connection with litigation involving Lender's rights under this Agreement and the Subject Documents (and subject to customary protective orders); provided, however, that in any such case the Information shall only be transmitted or disclosed to attorneys and accountants and other advisors of Lender who "need to know" the Information and who are informed of the confidential nature of the Information and agree in writing to keep such Information confidential as set forth in this Section 7.3, (ii) in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound financial practices, to inform Lender's partners and their advisors from time to time of the nature of Borrower's business, key personnel, capital structure, and pertinent financial information about the Borrower's performance, and other relevant data typically disclosed by Lender to such Persons; provided, that they are informed of the confidential nature of such information, (iii) in connection with an assignment of the Lender Note as allowed under this Agreement; provided, however, that on or about the date of any such disclosure to any prospective assignee notice thereof shall be given Borrower, and also provided further that prior to any such disclosure, each assignee or prospective assignee shall have agreed to be bound by the provisions of this Section 7.3, and (iv) by any governmental authority having jurisdiction over Lender or by any applicable rule of law; provided, however, that in such event Lender shall use its reasonable efforts to provide Borrower with five (5) Business Days prior written notice of such disclosure so that Borrower may seek a protective order or other appropriate remedy, and provided, further, that in the event such protective order or other remedy is not obtained, or Lender is unable to give Borrower prior notice Lender will furnish the Information legally required to be provided to such governmental authority. In no event shall Lender be obligated or required to return any materials furnished by Borrower; provided, however, each prospective assignee shall be required to agree that if it does not become an assignee it shall return upon Borrower's written request all materials furnished to it by Lender in connection with this Agreement; provided, moreover, that Lender shall give Borrower prompt written notice of each prospective assignee from whom Lender does not promptly request such return of materials so that Borrower may make a request if it chooses. Nothing in this Section 7.3 shall abrogate any Person's obligations regarding non-public information under any applicable law.

      SECTION 8. EVENTS OF DEFAULT

      8.1 NATURE OF EVENTS. An "Event of Default" shall exist if any of the following occurs and is continuing:

      (a) PAYMENTS - Borrower fails to make any payment to Lender (whether principal, interest, or otherwise) on the Lender Note within five Business Days after the date on which such payment is due;

      (b) PARTICULAR COVENANT DEFAULTS - Borrower fails to perform or comply with Sections 6.3, 6.4, 6.5, 6.7, 6.11, 6.12, or 6.13 hereof or any of the other Subject Documents, and such failure remains continuing and uncured for thirty
(30) days after the occurrence of Borrower's failure;

      (c) OTHER COVENANT DEFAULTS - except as provided in Section 8.1 (a) or
Section 8.1(b), Borrower, ASRC, AADC or GSPLC fails fully and punctually to perform or comply with any covenant in this Agreement or the other Subject Documents to which they are or become a party;

      (d) REPRESENTATIONS OR WARRANTIES - any material representation, or other statement by Borrower or any Affiliate or Subsidiary of Borrower in this Agreement or any other Subject Document is materially false or misleading as of the date made;

      (e) DEFAULT ON SENIOR DEBT - an event of default has occurred and is continuing beyond any period of cure with respect to the Senior Debt or any of the Senior Lender Documents;

      (f) DEFAULT ON INDEBTEDNESS - an event of default has occurred and is continuing with respect to (i) any Debt permitted to be incurred by Borrower pursuant to Section 6.7, or any other Debt (other than Senior Debt or trade accounts payable arising in the ordinary course of business) of Borrower or any portion thereof, equal to or exceeding $50,000 singly or in the aggregate; provided, however, that no Event of Default shall exist under this Section 8.1(f) if Borrower is contesting in good faith the right of the holder of such Debt to accelerate the payment of the Debt and has established adequate reserves therefor, or (ii) the AADC Loan Agreements and Obligations;

      (g) INVOLUNTARY BANKRUPTCY PROCEEDING - a receiver, liquidator, custodian, or trustee of Borrower, or of any material Property thereof is appointed by court order and such order remains in effect on the ninetieth (90th) day after its entry; or a petition is filed, a case is commenced, or relief is ordered against Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed with (90) days of such filing, commencement, or order;

      (h) VOLUNTARY PETITIONS - Borrower files a petition commencing a case in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition or the commencement of any case against it under any such law;

      (i) ASSIGNMENTS FOR BENEFIT OF CREDITORS - Borrower makes an assignment for the benefit of its creditors, or consents to the appointment of a receiver, trustee, custodian, or liquidator thereof, or of all or any material portion of the Property of any of them;

      (j) UNDISCHARGED FINAL JUDGMENTS - any final judgment or judgments for the payment of money or any warrant of sequestration against any assets of Borrower having a value, in each case, aggregating in excess of $50,000 is or are outstanding against Borrower and such judgments remain outstanding on the ninetieth (90th) day after entry and have not been discharged in full or stayed, or made the subject of pending appeal;

      (k) COLLATERAL - except as permitted by Section 6.6, Borrower ceases to own good and indefeasible title to a material portion of the Collateral for any reason, or more than $50,000 of the Collateral shall become subject to a Lien that is prior to Liens in favor of Lender and not permitted by Section 6.8;

      (1) DISSOLUTION - a dissolution of Borrower occurs;

      (m) CHANGE IN CONTROL - a Change in Control of Borrower or GSPLC occurs;
or,

      (n) CRIMINAL CONDUCT AND STATUTORY LIABILITY - The indictment or conviction of Borrower or any Affiliate of Borrower or any officer or any director of Borrower for a crime or criminal conduct, or the commission by an officer or director of Borrower of an act or omission which is expressly prohibited by state or federal statute.

      (o) ENVIRONMENTAL AND OSHA LIABILITY - The occurrence of a final judgment, fine, or assessment against Borrower or any Affiliate of Borrower in connection with the violation of any Environmental Laws or the Occupational Safety and Health Act of 1970 that is in excess of $250,000 singly or in the aggregate.

      (p) TERMINATION OF CARTER'S EMPLOYMENT - The termination of Carter's employment with SHR for any reason whatsoever, whether voluntarily or involuntarily, and including termination as a result of Carter's death or disability.

      (q) SEC PENALTY OR FINE - The assessment of a penalty or fine by the Securities Exchange Commission against AADC or any of its Affiliates or any officers or directors of any of said entities in excess of $25,000.00.

      8.2 DEFAULT REMEDIES. If an Event of Default exists, Lender may exercise any right, power, or remedy permitted by law and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal and all interest accrued on the Lender Note to be, and, upon Lender's sending notice to Borrower of said declaration, the Lender Note shall thereupon become, forthwith due and payable, without any presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived. Immediately upon receipt of any such notice, Borrower shall pay to Lender the entire principal of and interest accrued on the Lender Note. Lender agrees that it will not exercise its rights under the Irrevocable Proxies described in
Section 3.2(o) unless and until an Event of Default exists.

      8.3 ANNULMENT OF ACCELERATION OF LENDER NOTE. If A declaration is made pursuant to Section 8.2 by Lender, then and in every such case such declaration and the consequences thereof may be rescinded and annulled by (and only by) Lender by written instrument; provided, however, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

      8.4 JOINT AND SEVERAL LIABILITY. All liabilities and obligations of Borrower hereunder and under the Subject Documents shall be joint and several. A breach of this Agreement or any of the Subject Documents by one Borrower shall be deemed to be a breach by the other Borrower.

      SECTION 9. MISCELLANEOUS

      9.1 NOTICES. (a) Except as otherwise provided herein or in the Subject Documents, all communications under the Subject Documents shall be in writing to the following addresses : (i) if to Lender, at the following addresses or such other address as Lender shall have furnished Borrower by notice on or before the fifth (5th) Business Day prior thereto:

                                  The Catalyst Fund, Ltd. and
                                  Southwest/Catalyst Capital, Ltd.
                                  Two Riverway, Suite 1710
                                  Houston, Texas 77056
                                  Attention: Rick Herrman / Ron Nixon

      with a copy to:             Page, Murphree, Byerly & Hansen, P. L. L. C.
                                  Two Riverway, Suite 1700
                                  Houston, Texas 77056
                                  Attn: James Byerly

            (ii) if to Borrower, at the following address or such other address as Borrower may have furnished by notice to Lender on or before the fifth
      (5th) Business Day prior thereto:

                                  Texas Oil & Chemical Co. II, Inc.
                                  P.O. Box 1636
                                  Silsbee, Texas 77656

                                  Attn: Nicholas N. Carter

                                  South Hampton Refining Company
                                  7752 FM 418
                                  Silsbee, Texas 77656
                                  Attn: Nicholas N. Carter

      with a copy to:             Germer Gertz, L.L.P.
                                  P.O. Box 4915
                                  Beaumont, Texas 77704
                                  Attn: Guy Goodson

      (b) Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, shall be deemed to be received on the third Business Day after so mailed, and if delivered by personal delivery (including by courier) upon delivery during normal business hours.

      9.2 SURVIVAL. Each representation, warranty, or covenant made by Borrower in this Agreement or any other Subject Documents shall survive the Execution Date and the delivery of the documents and instruments described in Section 3.2, regardless of any investigation made by Lender or on its behalf. All obligations of Borrower hereunder shall survive the Execution Date and shall terminate only upon the later to occur of (i) the payment of the Lender Note, or (ii) the fulfillment of all of Borrower's obligations under the Consulting Agreement. At the Execution Date, Lender has no actual knowledge of an Event of Default by Borrower.

      9.3 SUCCESSORS AND ASSIGNS. Borrower may not assign any of its rights or delegate any of its duties to any Person without prior written consent of Lender. This Agreement shall be binding upon the successors and assigns of each of the parties and, except as expressly set forth in this Section 9.3, shall inure to the benefit of the successors and permitted assigns of each of the parties. The provisions of this Agreement are intended to be for the benefit of all Persons constituting Lender, from time to time, in accordance with the terms of this Agreement.

      9.4 AMENDMENT AND WAIVER. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with and only with the written consent of Borrower and Lender.

      9.5 GOVERNING LAW. THIS AGREEMENT, THE LENDER NOTE, THE OTHER SUBJECT DOCUMENTS, AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO, AND ALL RIGHTS AND OBLIGATIONS HEREUNDER AND THEREUNDER, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED, APPLIED, AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS AND THE UNITED STATES WITHOUT REFERENCE TO THE LAW OF ANOTHER JURISDICTION.

      9.6 SEVERABILITY. If any provision in this Agreement or the Lender Note is rendered or declared illegal, invalid, or unenforceable by reason of any rule of law, public policy, or final judicial decision, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner adverse to Borrower or Lender. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, Borrower and Lender shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      9.7 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement and the other Subject Documents constitute the entire agreement of the parties and the Affiliates with respect to the matters contained herein and therein and supersede all prior contracts and agreements with respect thereto, whether written or oral. THIS WRITTEN LOAN AGREEMENT AND THE OTHER SUBJECT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      9.8 MULTIPLE COUNTERPARTS. The parties may execute more than one counterpart of this Agreement, each of which shall be an original but all of which together shall constitute one and the same instrument.

      9.9 ARBITRATION. Any controversy or claim between or among the parties hereto, including but not limited to those arising out of or relating to this Agreement or any Subject Documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration to be held in Harris County, Texas, in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the rules of practice and procedure for the arbitration of commercial disputes of the American Arbitration Association ("AAA"), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

      (a) SPECIAL RULES. Prior to the initiation of any arbitration the Parties agree to submit all claims to mediation to be conducted by a mediator in good standing with the AAA. Upon submission of a dispute to the AAA, the Borrower and Lender shall each submit to the rules and regulations of the AAA for the purposes of conducting such mediation.

      (b) RESERVATION OF RIGHTS. Nothing in this Section 9.9 shall be deemed to
(i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement; or (ii) be a waiver by Lender of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of any party (A) to exercise self help remedies such as (but not limited to) offset, or (B) to nonjudicially foreclose against any real or personal property collateral, or (C) to obtain from a court provisional or ancillary remedies such as

(but not limited to) injunctive relief, writ of possession or the appointment of a receiver, or (iv) except for limiting the right of judicial foreclosure, limit the right of any party to enforce its rights under any Subject Document with respect to matters as to which there is no legal dispute. Any party may exercise such self help rights, nonjudicially foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither the exercise of self help remedies or any nonjudicial foreclosure, nor the institution or maintenance of an action for provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies. Any attorney-client privilege and other protection against disclosure of confidential information, including, without limitation, any protection afforded the work-product of any attorney, that could otherwise be claimed by any party shall be available to and may be claimed by any such party in any arbitration proceeding. No party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Section 9.9.

      9.10 ATTORNEY'S FEES. If any litigation or arbitration proceeding is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing party in such action shall be entitled to recover its reasonable attorneys' fees from the other party hereto.

      9.11 DRAFTING. Both parties hereto acknowledge that each party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against either party hereto because one is deemed to be the author thereof.

      9.12 LENDER'S CONSENT. Except as expressly provided to the contrary herein, whenever the consent of Lender is required herein before Borrower can take action, Lender cannot withhold such consent unreasonably, unless and until an Event of Default has occurred and Lender has elected to declare the entire balance of the Lender Note due under Section 8.2.

      9.13 COOPERATION. Borrower and Lender shall each deliver or cause to be delivered to the other after the Closing Date such additional instruments as the other party may reasonably request for the purpose of carrying out this Agreement.

      9.14 INTERPRETATION. The headings and titles contained in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. Unless otherwise provided herein, all references herein to one gender shall include the others. Whenever the words "include," "includes," or "including" are used herein, they will be deemed to be followed by the words "without limitation." When applicable, singular words shall include the plural and vice versa.

                           [Signature page following]

EXECUTED as of the date first above written.

                                      BORROWER:

                                      TEXAS OIL CHEMICAL CO. II, INC.

                                      By: /s/ Nicholas N. Carter
                                          --------------------------
                                          Nicholas N. Carter, President

                                      SOUTH HAMPTON REFINING
                                      COMPANY

                                      By: /s/ Nicholas N. Carter
                                          -------------------------
                                          Nicholas N. Carter, President

                                      LENDER:

                                      THE CATALYST FUND, LTD.

                                      By:  RDR Management I, Inc., its general
                                           partner

                                      By: /s/ [ILLEGIBLE]
                                          -----------------------

                                      SOUTHWEST/CATALYST CAPITAL,
                                      LTD.

                                      By: SWC Management, Inc.,
                                          its general partner

                                      By: /s/ [ILLEGIBLE]
                                          --------------------

      The undersigned joins in the execution of this Agreement only with respect to its obligations contained in Sections 2, 6.18, 7 and 9.9 hereof.

                                      ARABIAN AMERICAN DEVELOPMENT COMPANY

                                      By: /s/ Nicholas N. Carter
                                          --------------------------
                                          Nicholas N. Carter

                                      Title: Secretary/Treasurer